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                                                      ASTA FUNDING INCORPORATED
                                                       Moderator: Steve Axelrod
                                                            08-09-05/9:30 am CT
                                                          Confirmation #8395599
                                                                         Page 1


                                                                    Exhibit 99.2



                            ASTA FUNDING INCORPORATED

                            MODERATOR: STEVE AXELROD
                                 AUGUST 9, 2005
                                   9:30 AM CT


Operator:             Good morning. My name is (Meredith) and I'll be your
                      conference facilitator. At this time I would like to welcome everyone to the Asta Funding Incorporated Third
                      Quarter and Nine Months Financial Results conference call.
                      All lines have been placed on mute to prevent any background noise.

                      After the speaker's remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you. I would now like to turn the conference over to Steve Axelrod, Managing Partner of Wolfe, Axelrod, Weinberger Associates. Please go ahead sir.

Steve Axelrod:        Thank you (Meredith). Good morning everyone and
                      thank you once again for joining us for Asta Funding's
                      Quarterly conference call to discuss the results for the third quarter and nine months ended June 30 2005.

                      Again, hopefully by now, all of you have seen the press release and have had the opportunity to review it and discuss the financial results. But if you have not, please call Wolfe Axelrod Weinberger Associates at 212-370-4500 and we will immediately send it to you either by fax or email.

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                                                      ASTA FUNDING INCORPORATED
                                                       Moderator: Steve Axelrod
                                                            08-09-05/9:30 am CT
                                                          Confirmation #8395599
                                                                         Page 2

                      Before I ask Gary Stern, CEO of Asta Funding to host the meeting and to discuss the current results, please let me take a few minutes to read the forward-looking statements.

                      Except for historical information containing herein or contained herein, the matters set forth in this conference call are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Although Asta Funding believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized.

                      Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding's expectations. Factors that could contribute to such differences include those identified in Asta Funding Incorporated's Form 10K for the fiscal year ended September 30, 2004 and those described from time to time in Asta Funding Incorporated's other filings with the Securities & Exchange Commission, news releases and other communications including that Asta may not be able to purchase consumer receivable portfolios at favorable prices or on sufficiently favorable terms or at all and may not be able to continue its quarterly dividend program.

                      Asta Funding Incorporated reports with the...Exchange Commission are available free of charge through its Web site at www.astafunding.com.

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                                                      ASTA FUNDING INCORPORATED
                                                       Moderator: Steve Axelrod
                                                            08-09-05/9:30 am CT
                                                          Confirmation #8395599
                                                                         Page 3

                      Having dispensed with that necessary chore, please let me turn the call over and discussion over to Gary Stern, President and Chief Executive Officer of Asta Funding. Gary?

Gary Stern:           Thank you Steve. Good morning everyone and thank
                      you for joining Asta's quarterly conference call to discuss the three and nine months ended June 30, 2005. I'm very pleased to report another quarter of record results.

                      Asta's revenue and net income showed excellent growth for the third quarter of fiscal 2005 growing 58% and 51% respectively. The growth is a direct result of the superior management of our book of business which we built upon especially over the last two years.

                      During the third quarter ending June 30, 2005, we purchased consumer receivable portfolios with aggregate charge-off balances or face value of approximately $481 million and aggregate costs of $20.2 million for a blended rate of 4.2% that was financed primarily through cash flows from operating activities and our credit facility.

                      For the nine months period we purchased a face value of approximately $2.3 billion for a purchase price of $93.5 million or a blended rate of 4,1%.

                      Asta's acquisitions going forward will be based on portfolio availability, pricing and our financial resources. Although credit card and telecom debt remains the bulk of our business, we continue to review new opportunities that fit into our disciplined purchasing criteria.

                      During the third quarter, the majority of the portfolio purchases were from telecom receivables, only 60.8% of the total purchases while credit card receivables accounted for 39.2% of the total purchases.

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                                                      ASTA FUNDING INCORPORATED
                                                       Moderator: Steve Axelrod
                                                            08-09-05/9:30 am CT
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                                                                         Page 4

                      We continue to seek opportunities to make strategic acquisitions, but only those that fit our strict criteria. When looking for acquisitions, investors can be confident that management is as disciplined and diligent in this matter as if the company were buying a portfolio of distressed receivables.

                      As Asta outsources 95% of it's collections and has low fixed overhead expenses, the company remains pressure free of making acquisitions of portfolios or companies and will do so only knowing that any users of our capital will meet our desired IRR goals.

                      Our balance sheet continues to be strong. At the end of second quarter, our capital structure remained very sound with $136.4 million in shareholder's equity. We believe Asta is adequately capitalized with approximately $57 million of our $80 million credit facility current unused. This leaves Asta with the necessary resources and flexibility to move swiftly and opportunistically as may be necessary.

                      And now Mitchell Cohen, our CFO will take you through Asta's Financial Report.

Mitchell Cohen:       Thank you Gary. I'm pleased to announce that Asta
                      Funding has continued its outstanding performance for the fiscal third quarter reporting record revenues and earnings for the quarter ended June 30, 2005.

                      Asta recorded - reported record revenues for the quarter of $19 million -- a 58% increase over revenues of $12 million for the third quarter ended fiscal 2004. This was driven by strong cash collections of 43.5 million in the quarter -- an increase of 67.1% for the prior year quarter of 26 million.


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                                                      ASTA FUNDING INCORPORATED
                                                       Moderator: Steve Axelrod
                                                            08-09-05/9:30 am CT
                                                          Confirmation #8395599
                                                                         Page 5

                      Revenues for the nine months increased 36.2% to 49.5 million from 36.4 million. Cash collections during the nine months ended 6-30-2005 were 122.4 million -- up 43.6% from 85.3 million from the prior period.

                      Total expenses excluding interest increased to 4.2 million -- up from 2.5 million the same quarter a year ago. The majority of the increased cost were from higher salaries, processing costs, delivery cost, postage, payroll taxes and benefits, professional fees including expected costs from Sarbanes-Oxley and telephone and travel costs.

                      Expenses in the third quarter ran approximately 1.4 per month and we don't expect these levels to climb during the remainder of fiscal 2005.

                      Interest expense increases 200,000 to 500,000 during the quarter as compared to the same period of the prior year and included an increase in the average outstanding borrowings by Asta under its credit line which stood at approximately 30.7 million at quarter's end and was 22.6 million on August 2, 2005.

                      As results of excellent revenue growth and continued expense controls, Asta's pre-tax income reached 14.4 million in the quarter -- up 52.7% from the prior year results of 9.4 million. Asta's tax rate is aligned as approximately 41% and was likely to remain inline with those expectations during the remainder of fiscal 2005.

                      Net income was 8.5 million during the quarter increasing 52.2% to 5.6 million in the third quarter of fiscal 2004. We reported fully diluted earnings per share of 59 cents -- an increase of 50 - of 39 - a 50.1% increase I'm sorry, over the prior year of 39 cents per share.


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                                                      ASTA FUNDING INCORPORATED
                                                       Moderator: Steve Axelrod
                                                            08-09-05/9:30 am CT
                                                          Confirmation #8395599
                                                                         Page 6


                      Additionally, I'd like to mention that our results were obtained without adjusting any (pull) from the upside or on the downside.

                      As Gary mentioned, Asta's balance sheet continues to remain financially strong. At June 30, 2005 shareholder's equity totaled 136.4 million -- up from 108.3 million one year ago. Tangible book value per share was 10.05 or $10.05 at the end of the third quarter -- an increase sequentially from 9.45 per share at the end of the second quarter of 2005 and up from approximately $8.06 per share at the end of the third quarter 2004.

                      That concludes my formal remarks. And now I'd like to turn it back to Gary.

Gary Stern:           Thank you Mitch. Asta's unique business model
                      whereby we outsource 95% of our receivables enables us to maintain a streamlined infrastructure affording us tremendous operating leverage, flexibility and scalability as we continue to grow as seen in today's reported results.

                      Our disciplined approach continues to prove itself each and every quarter. In fact, the return on average equity during the quarter was 25.7% on an annualized basis. We believe that our business model is highly successful and we will continue to remain patient when making portfolio purchases.

                      Our business model thankfully offers us the flexibility to bid on portfolios of substance that will continue to meet our desired internal rate of returns and grant shareholders high growth as experienced in the recent quarter and nine months ended June 30, 2005.


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                                                      ASTA FUNDING INCORPORATED
                                                       Moderator: Steve Axelrod
                                                            08-09-05/9:30 am CT
                                                          Confirmation #8395599
                                                                         Page 7

                      To summarize, I am very proud of the great strides we have made over this period by producing record revenues and earnings, expanding our book of business by purchasing $481.4 million of face value, increasing our total portfolio purchases to $12.4 billion since 1999, continuing to purchase portfolios at attractive prices, issuing a quarterly dividend and keeping our capital structure properly positioned for additional purchases that may arise.

                      I am very pleased with the results. And at this time I would like to thank all of the people who work at Asta for contributing to these results. It is with their hard work that we can continue to drive the future.

                      Now I would like to open the discussion to any questions you may have. Thank you.

Operator:             At this time I would like to remind everyone, if you would like to ask a question, press star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster. Your first question is from Joe
                      Chumbler with Stephens Incorporated.

Joe Chumbler:         Hey good morning. Great quarter, Gary.

Gary Stern:           Thanks. Good morning.

Joe Chumbler:         Hey, deal flow in the quarter, given your
                      liquidity, I thought it might be a little more. Can you just talk about what you're seeing? Are you being a little more disciplined or what's going on on the purchasing side?

Gary Stern:           Well we purchased $481 million. As we mentioned in
                      the press release, we anticipate closing on in excess of $500 million in receivables within the next ten days to two weeks. And we've been negotiating this - these two transactions for about six weeks. So the timing was such it was pushed back a little bit.


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                                                      ASTA FUNDING INCORPORATED
                                                       Moderator: Steve Axelrod
                                                            08-09-05/9:30 am CT
                                                          Confirmation #8395599
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                      But I'll say that we're just staying disciplined. The
                      portfolios that we have purchased are at attractive prices. So the IRRs are going to be very good and have - I would even go as far as to say in the last six months, we have purchased portfolios at more attractive prices than previously - the previous six months. And they're all very attractive, but we've - because of certain relationships, we're able to buy this paper at an attractive price. And we are just not going to go out and stretch by any means on any portfolio.

                      And our model affords us as I have said many times, to be very patient. So we are not concerned whatsoever that we bought $481 million. We look forward to buying another 500 or a little bit more than $500 million that - because of contractual just ironing out a contract to - for probably two weeks longer or three weeks longer than we normally do.

                      So...

Mitchell Cohen:       Also Joe, it's (Mitch). We've also purchased
                      approximately $90 million worth of paper already. So here we sit on August 9th having purchased almost $600 million of paper already figuring the 500 million that'll close within two weeks.

Joe Chumbler:         Right. First two quarters were pretty strong.
                      Okay so you're not seeing any - you're not having to work harder to find deals at this time?

Mitchell Cohen:       We're not really working harder to find deals.
                      We're just making sure that these deals make sense. And I just want to reiterate the portfolios we have purchased in the last six months are - we expect higher returns than previously which is counter to what people say in the market that it's harder to buy good paper. We happen to be fortunate enough because of call it longevity in the business and certain relationships to purchase this paper at lower price - better prices with better returns. And part of that is having knowledge up front of assets that are in the portfolios. We have pretty sophisticated systems as I said before that identify assets up front which is also part of this. So we're very happy.


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                                                      ASTA FUNDING INCORPORATED
                                                       Moderator: Steve Axelrod
                                                            08-09-05/9:30 am CT
                                                          Confirmation #8395599
                                                                         Page 9

Joe Chumbler:         Okay, and then.

Mitchell Cohen:        We've been out on the road with Gary and our
                      (legal) so tell people that getting the price is probably 99.9% of the business for us. So once we get that price right, we can actually get these returns. And as you know, because of our fixed infrastructure, we're not - we're in good - we're in very good shape as far as purchases.

Joe Chumbler:         Well that kind of brings me to my last question.
                      On the collection side you've got a unique model. Have you done anything this year to tweak the way you manage accounts, to maybe make it more efficiently or improve the collection process as you manage your portfolio?

Mitchell Cohen:       Yes we have. We've utilized more of a legal
                      strategy. And we also have, you know, I think what's been very helpful is the call center because we utilize the call center in a certain way which I'd rather not disclose on the phone which has helped us really identify better ways to collect.

                      But the primary driver - biggest driver is the legal strategy and having excellent relationships, which I don't want to minimize the value of, with attorneys and other groups because of our longevity in the business. We happen to do business with one legal network that we have for I'd say in excess of 20 years been involved with. And it's a very strong relationship among others. So when you have that kind of relationship, people tend to go the extra nine yards and make things improve and help them improve.


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                                                      ASTA FUNDING INCORPORATED
                                                       Moderator: Steve Axelrod
                                                            08-09-05/9:30 am CT
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                                                                        Page 10

Joe Chumbler:         All right. Thanks.

Gary Stern:           You're welcome.

Operator:             Your next question is from Charles Trafton with Americas
                      Growth Capital.

Charles Trafton:      Hi thanks. Did you say you didn't have any
                      adjustments to your historical portfolios either up or down in the quarter?

Mitchell Cohen:       Correct.

Charles Trafton:      Then how many portfolios are we talking about?

Mitchell Cohen:       Many portfolios. These go back to as far, you know...

Gary Stern:           It's in excess of 100.

Mitchell Cohen:       It's over 100.

Charles Trafton:      Right. And you didn't have any adjustments. So
                      you're collecting exactly what you thought you would collect, no more no less.

Mitchell Cohen:       That's the conclusion, yeah. We are collecting what we
                      believe is on our book, yeah.

Charles Trafton:      Okay.

Mitchell Cohen:       At least up until now.

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                                                      ASTA FUNDING INCORPORATED
                                                       Moderator: Steve Axelrod
                                                            08-09-05/9:30 am CT
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Charles Trafton:      How much zero basis collections did you have?

Mitchell Cohen:       For the quarter we had about $4.7 million versus $2.6
                      million in the quarter before of last year.

Charles Trafton:      Okay. And you mentioned a moment ago that the
                      returns you expect from purchases in the last six months are higher than what you have had in the past. Higher than what? Higher than a year ago, three years ago?

Gary Stern:           I would say at least in the last six months.

Mitchell Cohen:       Six to nine months for sure.

Gary Stern:           Six to nine months prior period.

Charles Trafton:      Then...

Mitchell Cohen:       And again that's a driver of the price we are able to pay
                      for our portfolio.

Charles Trafton:      Right, so the returns in the last six months are
                      higher than ever, higher than two years ago? What are you comparing it to?

Mitchell Cohen:       I don't think ever. We believe that they are at least
                      higher than the previous six to nine months.

Charles Trafton:      Okay.

Gary Stern:           I think you'd have to go back to 1999 to see the types of
                      returns we expect on the paper we bought in the last six months.


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                                                      ASTA FUNDING INCORPORATED
                                                       Moderator: Steve Axelrod
                                                            08-09-05/9:30 am CT
                                                          Confirmation #8395599
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Charles Trafton:      Ninety-nine, huh? Are you guys benefiting at all
                      from prices declining on the contingency side the outsourcers are using? Are you getting better terms from them?

Gary Stern: Oh, no. We have - that stays constant. And we are a firm believer of not lowering contingency fees because you get what you pay for. And we have negotiated fees and we have, you know, we want to be fair to people. And if you push them too low then they say yes, okay, they're not going to do a good job.

                      So as I've mentioned, we've had some long-term relationships. And we believe everybody has to earn money. And as long as - we feel we've already negotiated up front very reasonably.

Charles Trafton:      Okay.

Gary Stern:           But if people are doing well doesn't mean okay, now
                      we're going to ask you to collect for less money. So we think the fair thing to do is do what we have to do. We think because of our model we're not leaving money on the table.

Charles Trafton:      Right.

Mitchell Cohen:       And in fact the way we reward them is by giving them more
                      paper for their performance.

Charles Trafton:      Are you guys considering any additional
                      disclosures or transparency in your filings that would help investors understand the drivers of the business, similar to what your competitors? (Diganalysis) for example makes it pretty easy to analyze the companies in the space.



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                                                      ASTA FUNDING INCORPORATED
                                                       Moderator: Steve Axelrod
                                                            08-09-05/9:30 am CT
                                                          Confirmation #8395599
                                                                        Page 13


Mitchell Cohen:       The way to answer the question really is that we
                      always think about it. We always bring it up. And, you know, we'll try to continue to give you guys more, but not at the expense of, you know, exposing the business to a point where it can be duplicated, where it hurts the competitive advantage.

                      But the short answer is yes. We're always looking to disclose more. Vintage portfolios is a particular sensitive one for us but, you know, we'll continue to look at it.

Charles Trafton:      Do you think you'll have any additional disclosure in -
                      this is a new fiscal year for you.

Mitchell Cohen:       Yes.

Charles Trafton:      Ended September, right?

Mitchell Cohen:       I would have to speak it over with our CEO, Chairman and
                      our Board of Directors.

Charles Trafton:      Right. Okay and...

Mitchell Cohen:       (Unintelligible) reasonable. We'll do what we can.

Charles Trafton:      And your revenue recognition rate was up. Is - how much of that was due to the zero basis increasing?

Mitchell Cohen:       Approximately 2-1/2%.

Charles Trafton:      Two and a half percent of it? Okay. And what was the other portion of it?



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                                                      ASTA FUNDING INCORPORATED
                                                       Moderator: Steve Axelrod
                                                            08-09-05/9:30 am CT
                                                          Confirmation #8395599
                                                                        Page 14

Mitchell Cohen:       Effective pricing.

Charles Trafton:      Right, so...

Mitchell Cohen:       Performing at...

Charles Trafton:      Lower amortization.

Mitchell Cohen:       Percentages higher than historic rates.

Charles Trafton:      Just from last ix months purchase?

Mitchell Cohen:       Yes. From portfolios purchased in the last six, seven and
                      in some cases eight months.

Charles Trafton:      Last question, how much of your collections came from
                      those purchases?

Mitchell Cohen:       I would have to get back to you on that. They have to
                      carve them all out. I could do that for you.

Charles Trafton:      Okay, that'd be great. Thank you.

Mitchell Cohen:       Thank you.

Operator:             Your next question is from James Obrien with Brean Murray.

James Obrien:         Yes, good morning. Last quarter you commented that
                      you saw some reselling of decent sized portfolios in the market perhaps maybe from some inexperienced buyers. Have you seen any more of that over the last three months or so?


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                                                      ASTA FUNDING INCORPORATED
                                                       Moderator: Steve Axelrod
                                                            08-09-05/9:30 am CT
                                                          Confirmation #8395599
                                                                        Page 15

Gary Stern:           Reselling of, I'm sorry. Could you repeat the question?

James Obrien:         I believe last quarter you said that you saw maybe
                      some portfolios being resold by some people rather quickly. And I was wondering if that may be an indication that some inexperienced buyers who purchased relatively recently have kind of maybe thrown in the towel or are trying to get out of the business. Did you see any of that per se in the last three months or so?

Gary Stern:           We've seen a little bit of that. I think that
                      occurs on a fairly regular basis. So we haven't purchased any. But we've seen some, yes.

James Obrien:         Okay. Turning back to the, you know, the cash
                      collections. Obviously it was strong this quarter, strong last quarter as well. And you mentioned, you know, more effective use of your call center and the legal strategy.

                      But is there anything else, you know, driving that maybe from a, you know, an economy standpoint with low unemployment and decent job creation? Or you just don't feel like, you know, the paper you buy is tied to how the economy does and whether people are employed or not?

Gary Stern:           It definitely has something to do with whether
                      people are employed or not. The economy plays somewhat of a role.

                      What takes place more important of a role is our ability to find (unintelligible) and locate assets. So that's really an important driver. And ...

Mitchell Cohen:       It really is two fold. It is, you know, the
                      portfolios that we've purchased in the past and the portfolios that we purchase in the future will be, you know, laden with many more assets, jobs, homes. It's our - it's up to us to go find those homes and assets and obtain some judgments against them.


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                                                                        Page 16

James Obrien:         Mm-hm.

Mitchell Cohen:       But it certainly makes - the economy being somewhat
                      better does certainly add to the worth of our portfolio.

James Obrien:         Okay. What about in the $500 million that you've
                      been negotiating? Can you give us a sense of the mix? Is it tilted towards telecom?

Gary Stern:           Yes, it's 60.8%.

Mitchell Cohen:       No, no. The future buys?

James Obrien:         Right.

Gary Stern:           Oh I'm sorry. You know what? We'd love to. We just
                      don't want to say much before we close it.

James Obrien:         Mm-hm.

Mitchell Cohen:       But we'd be happy to talk about it after it's booked.

Gary Stern:           Yeah, when we make the announcement we'll certainly
                      disclose in the announcement when it was.

James Obrien:         And also are you looking at anything beyond say
                      credit card and telecom? Or it seems to - those two areas seem to be the focus where you can get those attractive
                      IRRs or...


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                                                      ASTA FUNDING INCORPORATED
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Gary Stern:           We've been looking at medical for a while and
                      utility paper. But as we've mentioned we're not going to buy any new assets without being as close to 100% sure that we'll do well. So we've looked at some portfolios, passed on some, bid on a very, you know, few of the small purchases. But we're very conservative. So we are looking at those two asset classes and have been for probably six months.

James Obrien:         Okay.

Gary Stern:           At one point we imagine - we would hope that we
                      will start buying some of those assets but we're going to be very careful. We're perfectly content with what we are doing now.

                      I just want to make another point to go back if I may to the question about the economy. And as you all are aware, the Fed is - there is an anticipation that the Fed will increase, you know, interest rates slightly today. And we do not believe that that's a major, major factor to us although, you know, Wall Street would look at financial companies and say it's a real negative.

                      But if one were to take an average of $30 million outstanding on our credit facility, which at this point, you know, we owe $22 million. We have pretty good cash flow to lower, you know, to not keep the debt too high. An increase of even a half a point in a year cost $150,000.

                      And if we were - assuming we had our debt up to $80 million that would only mean we invested more paper at, you know, high yields. So if we owed another $50 million and prime went up a half a point, it would cost another $250,000 but we would - assuming that by having another $50 million, the IRRs are so high that it's really an insignificant number.


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                                                      ASTA FUNDING INCORPORATED
                                                       Moderator: Steve Axelrod
                                                            08-09-05/9:30 am CT
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                                                                        Page 18

                      So I think I need to drive that point home, that the interest rate increase does not have a material impact on us. And the bankruptcy law as I said before will certainly help us.

Mitchell Cohen:       The other thing (James) is as the interest rates go
                      up we might see some - we might start seeing some more defaulting which might lead to some, you know, more paper out on the street.

                      But one other point, we anticipate - think that there will be more default because of recent banks - some of the banks, many of the banks are changing their payments - minimum payment structure so they're going to, you know, have people pay more per month rather than having the ability to pay interest only with a small payment. And that might put pressure on more charges.

James Obrien:         Okay. Well plus I think also following on that
                      with about a third of mortgages being ARMs, which is about a ten year high in a rising interest rate environment, you might see some people have trouble making their mortgage payment so that could obviously create even more bad debt.

                      With that said...

Mitchell Cohen:       Well we agree with that (James) without a doubt.

James Obrien:         With that said, I just have one last quick
                      question, maybe kind of a - can you make a general comment on, you know, with Washington Mutual and the Providian announcement and Metris selling itself and, you know, the Sears portfolio being sold to Citi, et cetera, et cetera, does that change the landscape going forward in terms of, you know, on people selling portfolios?


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                                                      ASTA FUNDING INCORPORATED
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                      I guess what I'm trying to say is, you know, with less -
                      even though the deal flow is strong there will be less sellers out there. Would that affect pricing or is it, you know, companies such as yourselves who have long standing relationships it will further strengthen your competitive position because you have these long standing relationships with, you know, as the sellers numbers shrink?

Gary Stern:           It will have no impact. We have relationships with
                      certain groups as you mentioned. And they are continuing to do business as usual. It might even strengthen some of the relationships. Some we mentioned we do not buy from.
                      So we anticipate absolutely no impact.

Mitchell Cohen:       It might even give us a toe-hold into issues is that we
                      haven't dealt with in the past.

James Obrien:         Okay great. Thanks so much.

Gary Stern:           You're welcome.

Operator:             Your next question is from Steve Delaney with Ryan Beck.

Steve Delaney:        Congratulations on the quarter guys.

Mitchell Cohen:       Thanks.

Steve Delaney:        I wanted to come back to (Charles') point and dig
                      a little deeper on this revenue to cash collections. Your ratio is 43.7 and it's consistently been around 40%, you know, for the last year. So in this most recent quarter, your peers, your three public peers averaged revenues to cash of 77%. There was a high of 81% and a low of 74%.


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                                                      ASTA FUNDING INCORPORATED
                                                       Moderator: Steve Axelrod
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                                                                        Page 20

                      Now, can you help us understand - I mean everybody's paper is different and I'm sure everybody's models are a little different but this seems to be a pretty glaring disparity to me between just the, you know, the rate of amortization of principle. Do you have any thoughts on that? You know, obviously, you want to talk about yourself versus peers but what's going on here and why is your revenue recognition rate so much lower than the peers?

Mitchell Cohen:       Well, let me start out by saying we have to gross ours up.

Steve Delaney:        Yeah but it would be the same whether we, you know, we
                      could gross revs and gross cash. Agreed. But both would go up, right?

Gary Stern:           Right.

Steve Delaney:        Okay. So the ratio should be generally the same.

Mitchell Cohen:       The only conclusion that I can draw is that we're a
                      much more conservative company. When we established the pools.

Steve Delaney:        Well, I've had it suggested to me, you know,
                      there's a couple ways to get the same IRR. You can either collect less money over a shorter period of time or more money over a longer period of time. And it's been suggested to me that you know, maybe the reason you do it is that you are so conservative about writing principle off faster is that in terms of your particular model and your paper, you're going to get your IRR but you may not have as long a tail, you know, on the portfolio in terms of the aggregate.

                      You know, getting back to the issue about, you know, total cumulative collections on history, that maybe you're getting your IRR but maybe your approach to using legal etcetera that, you know, you're going to get your payback quicker and not have as long a tail. Do you think there's any validity to that argument?


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                                                      ASTA FUNDING INCORPORATED
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Mitchell Cohen:       I believe there's probably 40% validity to that
                      argument but our pools have historically and to this day still have long tails.

Gary Stern:           Steve, this is Gary.

Steve Delaney:        Yeah Gary.

Gary Stern:           They're much longer tails. We amortize over a five year
                      period.

Steve Delaney:        Sure.

Gary Stern:           And there are very long tails in that. We have many
                      judgments. And especially by utilizing the legal strategy.
                      So the cash does not come in so fast.

Steve Delaney:        Right.

Gary Stern:           You know, there's some variables. I don't know...

Steve Delaney:        Well, Gary...

Gary Stern:           And the other point is that as we've mentioned, we
                      micro manage all of the agencies and law firms as far as settlements so we don't go for the quick (settlement).

Steve Delaney:        Right. The discount.


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                                                      ASTA FUNDING INCORPORATED
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Gary Stern:           The settlements. So we are very patient. We'd much rather
                      have a long tail. So I don't think that that is the case.

Steve Delaney: Well, it would seem to me then that if you have been amortizing principle more rapidly that going forward you're going to have a higher percentage of zero cost basis portfolios. Okay? And that, you know, that at some point obviously, the revenue we could expect this ratio to go up. Because obviously, the, you know, you can have 100% revenue to cash on the zero basis portfolios. Does that seem reasonable to you that once you've amortized, you know, such a significant amount of principle that the ratio should go up?

Gary Stern:           How about if I just say that I think your theory is 100%
                      accurate?

Steve Delaney:        Okay. Well, we'll leave it...

Gary Stern:           (Unintelligible) don't like to look forward
                      (unintelligible).

Steve Delaney:        We'll leave it at that point. I mean obviously you did 58%
                      revenue growth with maintaining the ratio.

Gary Stern:           Right.

Steve Delaney:        So congratulations. Just one last thing, Gary.
                      There hadn't been much said about option cards since you announced that. Can you give us a quick update? I think you added about 25 people and two principles and you know, maybe let us - how many people are still there? And how is that working out for you? What does it say about your appetite for future deals?


Gary Stern:           Well, as you know, we purchased that option card
                      the same way we would have purchased any one portfolio.
                      And we have downsized the operation from 25 to about 6.
                      And the paper is collecting as expected and we would hope to be able to find five, six, ten, fifteen other option cards to purchase in the future.


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                                                      ASTA FUNDING INCORPORATED
                                                       Moderator: Steve Axelrod
                                                            08-09-05/9:30 am CT
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                                                                        Page 23

Steve Delaney:        Okay. So down to about six people. Is that one reason you
                      think expenses will be flat in the fourth quarter?

Mitchell Cohen:       Yes.

Steve Delaney:        Okay.

Mitchell Cohen:       The only debate on expenses in the fourth quarter
                      would be an Sarbanes-Oxley additions that are underway at the moment.

Steve Delaney:        Okay. And do you still have the two principles on board
                      that came over with option card?

Mitchell Cohen:       Yes.

Steve Delaney:        Okay. All right. Thank you very much.

Mitchell Cohen:       Thank you (Steve).

Operator:             Your next question is from Alex Trzesniewski with Granite
                      Pointe Capital.

Alex Trzesniewski:    Yes hello. Could you tell me historically about
                      outsourcing 95% of the collections? I mean how - what are the economics of that business? Is that a business that - I mean did you go - I'm new to the company. I'm sorry but did you go from doing more of your own to less? Or how do you think that's going to develop over time whether that's a business you might want to try to capture more of the value in?

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                                                      ASTA FUNDING INCORPORATED
                                                       Moderator: Steve Axelrod
                                                            08-09-05/9:30 am CT
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                                                                        Page 24

Gary Stern:           Alex I apologize. This is Gary Stern speaking.
                      Could you just repeat the beginning of your question because it was a little bit low.

Alex Trzesniewski:    Yeah. I'm sorry. I was just wondering about
                      could you not outsource 95% of your collections? I'm just wondering the history of that and whether or not you would consider which way you're kind of moving with that? And whether there's an opportunity for you to capture even more value by doing more of that yourself or if you've actually been moving the other way with that?

Gary Stern:           No, no. It's always been our policy and we
                      basically will not deviate from that, you know, philosophy. Could it go to 90 or 85%? It could shift over time but not really materially because we firmly believe that our model is a great model. Our overhead, by and large, is fixed. We do not think that by having many collectors we can improve our bottom line. If we felt that way, you know, we would hire many, many collectors.

                      So it makes a whole lot of sense for us to continue to focus on buying portfolios and building scale. This is a very scalable business. If we bought another, you know, we're were fortunate enough to buy a billion, four billion, $10 billion in paper, there would not be a significant increase in our, you know, operating expenses. Interest would go up somewhat but that should not be material relative to revenue.

                      So we firmly, firmly believe that this is the best model and the only model.

Alex Trzesniewski:    So help me...

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                                                      ASTA FUNDING INCORPORATED
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                                                            08-09-05/9:30 am CT
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                                                                        Page 25

Gary Stern:           It's worked for us for many, many years. And part
                      of why it works is because we have some very strong relationships with groups that we've done business with for over 20 years. So one needs to know who they're doing business with. Have, you know, good people on the other side.

                      And you know, know what to send to what groups. Certain groups specialize in small balances. Certain groups specialize in certain areas. You know, there are many different criteria that go into this and we monitor them on a very, very close basis.

Alex Trzesniewski:    And there haven't been any changes in the
                      capacity of the people you go to? You're saying in terms of how much - you know, how much capacity there is out there in the outside agencies.

Gary Stern:           Oh no. Absolutely not. We - the people we are doing
                      business with can handle the capacity. And there are many other groups that we know for many years that would love to do business with us. So with that being said, we, you know, have the best of both worlds. We have our people we're doing business with. Others that want to do business with. And it's our choice on who we decide to outsource to.

                      So we've been in this business many, many years and we don't think there will ever be an issue with capacity.

Alex Trzesniewski:    Thank you.

Gary Stern:           You're welcome.

Operator:             Your next question is from Kara Murphy with Chilton
                      Investments.

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                                                      ASTA FUNDING INCORPORATED
                                                       Moderator: Steve Axelrod
                                                            08-09-05/9:30 am CT
                                                          Confirmation #8395599
                                                                        Page 26

Kara Murphy:          Hi.

Gary Stern:           Hi. Good morning.

Kara Murphy:          Good morning. I just had a question. You were
                      talking earlier about calculating IRRs on the portfolio.
                      When you do that do you consider the sale of portfolios as part of the IRR?

Gary Stern:           Yes. The sale is a cash collection component. Absolutely.

Kara Murphy:          Okay. So in that respect then, higher prices for
                      portfolios would actually help the IRRs.

Gary Stern:           You mean higher resale prices?

Kara Murphy:          Right.

Gary Stern:           Yes. Absolutely.

Kara Murphy:          Okay. And then can you give us a sense of what the
                      breakdown was between cash collections and sales of the portfolios?

Gary Stern:           Yeah. We've never disclosed that but it's - we have not
                      disclosed that. And we continue not to disclose that.

Kara Murphy:          Is there any way you could maybe give us a sense of how
                      that's shifted over the last couple quarters?

Gary Stern:           How has it shifted? Has it shifted much? We can get that
                      to you.


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                                                      ASTA FUNDING INCORPORATED
                                                       Moderator: Steve Axelrod
                                                            08-09-05/9:30 am CT
                                                          Confirmation #8395599
                                                                        Page 27

Mitchell Cohen:       I can get back to you on that. It's, you know,
                      we're a receivable management company so we buy, sell, manage, and liquidate through collections paper. So you know, I could try to get back to you but I mean with the business operating today the same way it operated a year ago, three years ago, four years ago, and more.

Gary Stern:           Right. I mean we - when we sell paper we sell paper
                      at a point that we feel we're selling it at an indifference price. So we're not just selling paper for the sake of just flipping paper quickly. We don't believe we leave a lot of money on the table. And that's the way we continue to do business. So to plan, you know, a way of doing business. You know, a planned strategy we've had for many years and will continue.

Kara Murphy:          Is there like a typical duration that you'll hold onto a
                      portfolio?

Gary Stern:           Quite a long time. Once in a while we might, might,
                      under very rare circumstance flip something very, very quickly but that would be highly unusual. It's after several years. After we feel we've done what we can do with a portfolio and it's time to sell and make sense to put paper out in the market.

Mitchell Cohen:       As someone once told me, you know, you squeeze the
                      lemon so many times that you just can't squeeze it anymore.

Kara Murphy:          And then will you typically send one portfolio out
                      to multiple collection agencies or will it stay with the same collection agency?

Gary Stern:           No. Our strategy is we'll send paper either through
                      various law firms - well, I would say a combination of three items. One is we keep certain accounts in house, in our collections center. The other would be we would send paper to agencies and law firms. We never send one entire portfolio to one group.

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                                                      ASTA FUNDING INCORPORATED
                                                       Moderator: Steve Axelrod
                                                            08-09-05/9:30 am CT
                                                          Confirmation #8395599
                                                                        Page 28

                      It doesn't - the effective collections strategy would not work for two purposes. One is we don't think one group would do as effective a job as spreading it around and it's much easier for us to compare our results to other people and you know, verify a long proven strategy of which groups collect the best on certain assets.

Kara Murphy:          Okay. Thanks.

Gary Stern: And then we - I don't think I answered your question completely 100%. So it may stay somewhere for six months and go to another agency or law firm for six months or nine months. You know, various different strategies. But we do not keep paper usually at a group for more than, you know, six to twelve months because it becomes stale.

Kara Murphy:          Okay. Thanks.

Gary Stern:           You're welcome. With the exception, I apologize,
                      for judgments. Judgments we will keep at a law firm longer than that.

Operator:             Your next question is from Charles Trafton with America's
                      Growth Capital.

Charles Trafton:      Hi. Thanks. What is your legal - what is your
                      legal strategy with the small balance telecom accounts?
                      You've been a lot of telecom paper and you mentioned legal was going to be a bigger part of the mix.

Gary Stern:           Well, legal on telecom is just evolving and we will
                      use a strategy depending state specific and balance specific. Depending on costs. So we will use a legal strategy. There are balances that are high enough on telecom to utilize a legal strategy.


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                                                      ASTA FUNDING INCORPORATED
                                                       Moderator: Steve Axelrod
                                                            08-09-05/9:30 am CT
                                                          Confirmation #8395599
                                                                        Page 29

Charles Trafton:      Okay. What...?

Gary Stern:           The number of accounts being sued will not be as high as a credit card portfolio.

Charles Trafton:      Right.

Gary Stern:           But there will be definitely a legal strategy
                      utilized. And we've started that about three, four months, five months ago on a small scale. Now we're going to ramp that up.

Charles Trafton:      And what kind of balance are you going after in that kind
                      of...?

Gary Stern:           It varies. You know, we might go after a $500
                      balance where the state laws allow us because of court costs to, you know, sue somebody for $500. There are other states where it may not pay to sue unless they owe $1,500 to $2,000.

                      So I would generally say anything under four to $500 dollars might not make sense and you know, anything over $1,000 to $1,500 would make sense, of course, with our same knowledge of predictability of collectability. We're not going to deviate from that.

Charles Trafton:      You might have given this out earlier but what of
                      the 43.5 million in collections was sales?

Gary Stern:           We haven't given it out. We just said we have not
                      done that or we've never done that. We've always viewed that as, you know, regular collections.

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                                                      ASTA FUNDING INCORPORATED
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                                                            08-09-05/9:30 am CT
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                                                                        Page 30

Charles Trafton:      Okay. Okay. I don't want to beat this horse to
                      badly but going back to some of your earlier comments about amortization rates, you said maybe yours is higher because you're more conservative than other companies. Is that really fair to say given that you only have $4 million of zero basis in collections? I mean in other words, if you were very, very conservative over time wouldn't you be collecting a whole lot more cash than you assumed for accounting purposes?

Gary Stern:           Well, zero - well, it takes time to get to zero basis.

Charles Trafton:      Right. But you've been in this business a long time.

Gary Stern:           Right. But we really started buying paper in the
                      middle of 1999. We bought a large portfolio then in 2000 by design because we had a portfolio we needed to digest.
                      We didn't buy hardly any paper and we really started ramping up buying a significant amount of paper, I believe in 2003, in the middle of 2003 so it's only been two years.

Charles Trafton:      So even still though, two years into it this
                      quarter for example, you didn't ratchet up any of the - I mean you weren't collecting any more than you thought. As you said earlier my question you're collecting exactly what you thought you would two years later.

                      And if you were incredibly conservative two years into it wouldn't you be collecting a little bit more than you had conservatively thought?

                      I don't know it's just a thought.

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                                                      ASTA FUNDING INCORPORATED
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                                                                        Page 31

Gary Stern:           Yeah, I don't think so. I think we're collecting what we
                      thought we would collect.

                      But we tend to be conservative. Now we don't also by using a legal strategy its take longer to collect in other words.

                      So we just started really ramping that up in the last six to nine months.

Charles Trafton:      And how much comes through that channel?

Gary Stern:           Legal, (unintelligible), you know, (Charles) I apologize.
                      We don't have that handy.

Charles Trafton:      yeah.

Gary Stern:           But we can - maybe later you can call us and we certainly
                      will get that.

Charles Trafton:      Okay, we'll go through it later.

Gary Stern:           That has been increasing and should continue to increase.

                      But I would hope and, you know, over time that the Zero basis would increase.

Charles Trafton: Right, I mean going beyond Zero basis regular ratcheting up collections. I just don't know if it's accurate to say you're more conservative than anyone else just because you've been accurate. So that's all.

                      Thanks.

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                                                      ASTA FUNDING INCORPORATED
                                                       Moderator: Steve Axelrod
                                                            08-09-05/9:30 am CT
                                                          Confirmation #8395599
                                                                        Page 32

Gary Stern:           You're welcome.

Operator:             Thank you. At this time I'm showing no questions.

Gary Stern:           Okay. Thank you for participating in...

Operator:             I'm sorry, you do...

Gary Stern:           Our Third Quarter conference call.

                      As always should you have any additional questions please feel free to call Mitch Cohen or myself. We look forward to speaking with all of you again later this year to discuss Asta's yearend and fourth quarter results.

                      Have a pleasant day.

Operator:             Thank you. This concludes the Asta Funding, Incorporated
                      Third Quarter and Nine Month Financial Results conference call.

                      You may now disconnect.


                                       END